UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 April 19, 2013
                Date of Report (Date of earliest event reported)


                            VACATION HOME SWAP, INC.
               (Exact Name of Registrant as Specified in Charter)


           Nevada                   333-160311                    26-4682636
(State or Other Jurisdiction       (Commission                  (IRS Employer
      of Incorporation)            File Number)              Identification No.)

                  112 North Curry Street, Carson City, NV 89703
                    (Address of Principal Executive Offices)

                                 (775) 321-8201
              (Registrant's telephone number, including area code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

SHARE EXCHANGE AGREEMENT

     On April 19, 2013, Vacation Home Swap, Inc., a Nevada corporation (the "Company") entered into a Share Exchange Agreement (the "Exchange Agreement") with Boost My Ads, Inc., a company organized under the laws of the British Virgin Islands ("Boost") and the shareholders of Boost (the "Boost Shareholders"). Pursuant to the terms and conditions of the Exchange Agreement, the Boost Shareholders will voluntarily exchange all of the capital stock of Boost (collectively, the "Boost Shares") for Fifty Eight Million Six Hundred Thousand (58,600,000) shares of common stock of the Company (the "Exchange"). At the closing, it is anticipated that the Boost Shareholders will own approximately 66% of the issued and outstanding shares of the Company.


     Boost's goal is to provide a global marketplace for advertisers and buyers. Boost offers products and services that enable businesses to access advertising applications, which allow them to market all of their products internationally. The platform that Boost has developed uses the latest technology which provides compatibility with mobile devices.

     The Exchange Agreement has been approved by the boards of directors of each of the Company and Boost. Subject to any requisite approvals, the appointment of new directors and management as described below, and other customary closing conditions, the Exchange is expected to be completed no later than three (3) business days after the closing conditions set forth in the Exchange Agreement have either been satisfied or waived by the appropriate party.

     The Exchange Agreement includes customary representations, warranties and covenants of the Company, Boost and the Boost Shareholders made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Exchange Agreement and are not intended to provide factual, business, or financial information about the Company, Boost and the Boost Shareholders. Moreover, some of those representations and warranties (i) may not be accurate or complete as of any specified date, (ii) may be subject to a contractual standard of materiality different from those generally applicable to shareholders or different from what a shareholder might view as material, (iii) may have been used for purposes of allocating risk among the Company, Boost and the Boost Shareholders, rather than establishing matters as facts, or (iv) may have been qualified by certain disclosures not reflected in the Exchange Agreement that were made to the other party in connection with the negotiation of the Exchange Agreement and generally were solely for the benefit of the parties to that agreement. The Exchange Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that has been, is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and other documents that the Company files with the SEC.

     The Exchange Agreement also includes certain termination provisions for both the Company and Boost. Among the termination rights, the Company and Boost have the right to terminate the Exchange Agreement if the closing date of the Exchange has not occurred on or before June 30, 2013.

CHANGE IN MANAGEMENT AND BOARD OF DIRECTORS

     As a condition to the closing of the Exchange, Mr. Donald MacDow will resign as the Company's sole director and as President, Secretary, Treasurer, Chief Financial Officer and Chairman of the Board of Directors. Effective as of the closing date, it is currently anticipated that Mr. William Henderson will be appointed as the sole director of the Company. It is further anticipated that Mr. Williams Henderson will be appointed as the Company's Chief Executive Officer and Chairman of the Board of Directors, and Ms. Minna Myotanen will be appointed Chief Financial Officer, Vice President of Finance, and Secretary.

     The foregoing description of the terms and conditions of the Exchange Agreement and the transactions contemplated thereunder that are material to the Company does not purport to be complete and is qualified in its entirety by reference to the full text of the Exchange Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated by reference into this Item 1.01.

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
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit
Number                            Description
------                            -----------

2.1 Share Exchange Agreement, dated April 19, 2013, by and among the Company, Boost and the shareholders of Boost listed in the signature pages thereto.

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
                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          VACATION HOME SWAP, INC.
                                          a Nevada corporation


Dated: April 22, 2013                     By: /s/ Donald MacDow
                                              ----------------------------------
                                              Donald MacDow
                                              President

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